Exhibit 99.1

For Immediate Release Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498 Pre-recorded conference call 877-523-5612 (U.S. and Canada) 201-689-8483 (All other countries) Call passcode: 9256278

Walmart reports Q3 EPS of $1.08,

reaffirms top end of full-year EPS guidance;

Company is well positioned for Q4 holidays

Q3 Highlights:

•

Wal-Mart Stores, Inc. (Walmart) reported third quarter diluted earnings per share from continuing operations of $1.08, within guidance of $1.04 to $1.09. This was an 11.3 percent increase from the $0.97 per share reported for the third quarter last year.

•

The company updated its full year earnings guidance, narrowing the range by five cents to $4.88 to $4.93. The top of the range remains unchanged from the guidance provided last quarter, when the company tightened the range and increased it by a penny.

•

Net sales were $113.2 billion, a 3.4 percent increase over last year. Currency exchange rate fluctuations negatively impacted net sales by approximately $1.7 billion. Without the currency impact[1], net sales would have been $114.9 billion, a 4.9 percent increase.

•	Walmart U.S. comparable (“comp”) store sales increased 1.5 percent in the 13-week period ended Oct. 26, 2012.

•	Sam’s Club comp sales, without fuel, increased 2.7 percent for the same 13-week period.

•	Walmart International grew net sales 2.4 percent to $33.2 billion; on a constant currency[1] basis, net sales would have increased 7.6 percent to $34.8 billion.

•	The company leveraged operating expenses for the quarter.

•	Consolidated operating income was $6.1 billion, up 4.0 percent from last year, and grew faster than sales.

•	Walmart generated free cash flow[1] of $7.0 billion for the nine months ended Oct. 31, 2012.

•	Return on investment[1] (ROI) for the trailing 12 months ended Oct. 31, 2012 was 18.0 percent.

•	Year to date, the company returned $8.7 billion to shareholders through dividends and share repurchases.

BENTONVILLE, Ark., Nov. 15, 2012 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the quarter ended Oct. 31, 2012. Net sales for the third quarter of fiscal 2013 were $113.2 billion, an increase of 3.4 percent from $109.5 billion in the third quarter last year. Net sales for this quarter included a negative currency exchange rate impact of approximately $1.7 billion. Without the currency impact, net sales would have been $114.9 billion. Membership and other income increased 2.1 percent to $725 million. Total revenue was $113.9 billion, an increase of 3.4 percent from last year.

[1]	See additional information at the end of this release regarding non-GAAP measures.

Income from continuing operations attributable to Walmart for the quarter was $3.6 billion, up 8.7 percent from the third quarter last year. Diluted earnings per share from continuing operations attributable to Walmart (EPS) for the third quarter of fiscal 2013 were $1.08. By comparison, last year’s reported EPS were $0.97.

The current quarter benefited from a 31.3 percent effective tax rate. This benefit was mostly offset by approximately $105 million in pre-tax charges which are included in operating expenses:

•	an approximate $69 million for changes in estimated contingent liabilities related to employment claims in Brazil; and

•	an approximate $36 million for damages from Superstorm Sandy, mainly in the Walmart U.S. business.

Solid earnings performance

“We’re very pleased with our financial performance for the third quarter and the dedication and hard work of our associates serving Walmart customers and communities around the world,” said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. “Earnings per share were $1.08, which represents an 11.3 percent increase over the third quarter last year.”

The company leveraged operating expenses for the third quarter, delivering on its commitment to reduce costs, improve productivity and invest in price.

“Our disciplined approach to operating the business and to the productivity loop drove profitability and expense leverage,” said Duke. “Our fundamentals are strong, and we are well-positioned for the fourth quarter, including innovative plans to drive traffic, especially in our U.S. stores.

“Price will continue to be a major factor for U.S. customers over the holidays. Our strong price position and broad assortment are clear competitive advantages,” he explained. “Across all of our markets, we are seeing the same price consciousness as we do in the United States. More customers are part of a growing global middle class, looking for quality, value and a better life, and our EDLP model matters to these customers.”

Duke also noted that the company continues to invest in e-commerce to build the anywhere, anytime relationship that customers want.

“We made significant progress this quarter in enhancing our walmart.com site for U.S. customers, and we are expanding e-commerce opportunities for shoppers in our key markets, including China, the U.K. and Brazil,” said Duke. “We also increased our position in China e-commerce retailer Yihaodian to 51 percent.”

Returns

Walmart delivered free cash flow of $7.0 billion for the nine months ended Oct. 31, 2012, compared to $3.4 billion the previous year. Return on investment (ROI) for the trailing 12 months ended Oct. 31, 2012 was 18.0 percent, compared to 18.2 percent for the same prior year period. The company’s capital discipline benefitted ROI. However, this benefit was mostly offset by currency exchange rate fluctuations.

“Despite current economic conditions, we continue to produce solid operating results with strong cash flow from operations,” said Charles Holley, executive vice president and chief financial officer. “The strength of our free cash flow allows us to provide good returns to our shareholders through dividends and share repurchases.”

Company updates full-year EPS guidance

“Current macroeconomic conditions continue to pressure our customers,” said Holley. “The holiday season is predicted to be very competitive, but we are well prepared to deliver on the value and low prices our customers expect.

“We consider the competitive retail environment and economic factors, among others, when we provide guidance. Based on these considerations, we expect fourth quarter fiscal 2013 diluted earnings per share from continuing operations to range between $1.53 and $1.58. This compares to last year’s fourth quarter reported EPS of $1.51, which benefitted $0.07 from certain items,” said Holley. “Net of those items, earnings per share for last year’s fourth quarter would have been $1.44.

“For the full year, we are tightening and reaffirming the top end of our earnings per share guidance to a range of $4.88 to $4.93. This compares to our previous guidance of $4.83 to $4.93,” Holley said. “Last year’s full-year EPS was $4.54.”

Operating segment details and analysis

Net sales

Net sales, including fuel, were as follows (dollars in billions):

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
			Percent			Percent
	2012	2011	Change	2012	2011	Change
Net Sales:
Walmart U.S.	$66.127	$63.835	3.6%	$199.825	$191.397	4.4%
Walmart International	33.159	32.383	2.4%	97.252	90.387	7.6%
Sam’s Club	13.918	13.298	4.7%	41.933	39.785	5.4%

Total Company	$113.204	$109.516	3.4%	$339.010	$321.569	5.4%

The following explanations provide additional context to the above table for the third quarter.

•	Constant currency consolidated net sales would have increased by 4.9 percent to $114.9 billion during the third quarter.

•	Walmart International net sales, on a constant currency basis, would have increased 7.6 percent to $34.8 billion.

•	Sam’s Club net sales, excluding fuel, were $12.2 billion, an increase of 3.6 percent from last year’s third quarter results.

Segment operating income

Segment operating income was as follows (dollars in billions):

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
	2012	2011	Percent Change	2012	2011	Percent Change
Segment Operating Income:
Walmart U.S.	$4.844	$4.634	4.5%	$15.128	$14.280	5.9%
Walmart International	1.455	1.389	4.8%	4.258	3.885	9.6%
Sam’s Club	0.435	0.386	12.7%	1.461	1.328	10.0%

The following explanations provide additional context to the above table for the third quarter.

•

Consolidated operating income, which includes other unallocated, was $6.1 billion, up 4.0 percent from last year. On a constant currency basis, consolidated operating income would have increased 4.5 percent.

•	All three segments grew operating income faster than sales, a company priority.

•

On a constant currency basis, Walmart International’s operating income would have increased 6.8 percent. Currency exchange rate fluctuations negatively impacted operating income by approximately $29 million.

•	Sam’s Club operating income, excluding fuel, increased 14.2 percent.

“We were pleased that our constant currency sales and operating income were both up approximately 7 percent for the third quarter,” said Doug McMillon, president and CEO of Walmart International. “We gained market share in almost all of our markets, indicating that our underlying business is performing well. We are working hard to improve execution where it’s needed, and we’re ready with great merchandise and price investments for the fourth quarter.”

U.S. comparable store sales review and guidance

The company reported U.S. comparable store sales based on its 13-week and 39-week retail calendar periods ended Oct. 26, 2012 and Oct. 28, 2011, as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	10/26/12	10/28/11	10/26/12	10/28/11	10/26/12	10/28/11
Walmart U.S.	1.5%	1.3%	1.5%	1.3%	0.0%	0.0%
Sam’s Club	2.7%	5.7%	3.8%	9.0%	1.1%	3.3%

Total U.S.	1.7%	1.9%	1.9%	2.6%	0.2%	0.7%

	Without Fuel		With Fuel		Fuel Impact
	Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	10/26/12	10/28/11	10/26/12	10/28/11	10/26/12	10/28/11
Walmart U.S.	2.1%	-0.3%	2.1%	-0.3%	0.0%	0.0%
Sam’s Club	4.1%	5.0%	4.4%	9.0%	0.3%	4.0%

Total U.S.	2.4%	0.5%	2.5%	1.3%	0.1%	0.8%

During the 13-week period, the Walmart U.S. comp was driven by an increase in average ticket of 1.4 percent. Traffic was positive by 0.1 percent. All three geographic regions had positive comp sales.

“We again delivered strong sales across the business, adding $2.3 billion in revenue. Comp sales increased 1.5 percent this quarter, as we lapped a 1.3 percent comp last year,” said Bill Simon, Walmart U.S. president and chief executive officer. “We’re excited about the fourth quarter. November sales started ahead of plan. Our Black Friday plans are innovative and designed to drive additional traffic in our stores. We expect strong performance through Thanksgiving weekend.”

For the 4-5-4 period from Oct. 27, 2012 through Jan. 25, 2013, Walmart U.S. expects comp store sales to range from 1.0 percent to 3.0 percent. The Walmart U.S. 13-week comp for last year’s fourth quarter rose 1.5 percent.

For Sam’s Club, comp traffic and ticket, excluding fuel, increased for both Business and Advantage members for the 13-week period ended Oct. 26.

“Sam’s Club comp sales, while a solid 2.7 percent, fell short of our guidance. Business members in particular, continued to be pressured economically,” said Rosalind Brewer, Sam’s Club president and chief executive officer. “Inflation was lower than last quarter and much less than a year ago. While lower costs are good for our members, deflation impacted comp sales more than expected. Sam’s Club is stepping up price investment for the holidays, and we are well prepared for our members’ gifting and entertaining needs.”

Sam’s Club expects comp sales, without fuel, for the current 13-week period ending Jan. 25, 2013, to increase between 1.5 percent and 3.5 percent. Last year, Sam’s Club comp, without fuel, for the fourth quarter comparable 13-week period rose 5.4 percent.

To align with the company’s internal operating systems, Walmart will report comp sales for the fourth quarter of fiscal year 2013 on a 4-5-4 basis and will not recognize a 53-week retail calendar this year. For fiscal year 2014, Walmart will report comp store sales on a 53-week basis, with 4-5-5 reporting for the fourth quarter.

Both Walmart U.S. and Sam’s Club will report comp sales for the 13-week period on Feb. 21, 2013, when the company reports fourth quarter results.

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better – anytime and anywhere – in retail stores, online, and through their mobile devices. Each week, more than 200 million customers and members visit our 10,500 stores under 69 banners in 27 countries and e-commerce websites in 10 countries. With fiscal year 2012 sales of approximately $444 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, and on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.

Notes

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre-recorded call offering additional comments on the quarter will be available to all investors. Please note: Walmart has a new phone number for accessing the pre-recorded call. Callers within the U.S and Canada may dial 877-523-5612 and enter passcode 9256278. All other callers can access the call by dialing 201-689-8483 and entering passcode 9256278. Information included in this release, including reconciliations, and the pre-recorded phone call are available in the investor information area on the company’s website at www.stock.walmart.com.

Editor’s Note: High resolution photos of Walmart’s U.S. business, Sam’s Club and international operations are available for download at: www.stock.walmart.com.

Forward-looking statements

This release contains statements as to Walmart management’s forecasts of the company’s earnings per share for the fiscal quarter and fiscal year to end Jan. 31, 2013 (and certain assumptions underlying such forecasts), and management's expectations regarding the comparable store sales of the Walmart U.S. segment and comparable club sales, excluding fuel, of the Sam’s Club segment of the company for the 13-week period from Oct. 27, 2012 through Jan. 25, 2013, and management’s expectations that the Walmart U.S. operating segment will have strong performance through Thanksgiving weekend, that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase “based on,” “consider,” “expect,” “expects,” “guidance,” “we’ll offer” and “will implement” in the statements or relating to such statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including: general economic conditions; economic conditions affecting specific markets in which we operate; competitive pressures; inflation and deflation; consumer confidence, disposable income, credit availability, spending patterns and debt levels; the seasonality of Walmart’s business and seasonal buying patterns in the United States and other markets; geo-political conditions and events; weather conditions and events and their effects; catastrophic events and natural disasters and their effects on Walmart’s business; public health emergencies; civil unrest and disturbances and terrorist attacks; commodity prices; the cost of goods Walmart sells; transportation costs; the cost of diesel fuel, gasoline, natural gas and electricity; the selling prices of gasoline; disruption of Walmart’s supply chain, including transport of goods from foreign suppliers; trade restrictions; changes in tariff and freight rates; labor costs; changes in employment laws and regulations; the cost of healthcare and other benefits; casualty and other insurance costs; accident-related costs; adoption of or changes in tax and other laws and regulations that affect Walmart’s business, including changes in corporate tax rates; developments in, and the outcome of, legal and regulatory proceedings to which Walmart is a party or is subject; currency exchange rate fluctuations; changes in market interest rates; conditions and events affecting domestic and global financial and capital markets; and other risks. The company discusses certain of these factors more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company’s other filings, including its current reports on Form 8-K, made with the SEC through the date of this release. The company urges readers to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. We discuss our existing FCPA investigation and related matters in the filed portion of our Nov. 15, 2012 Form 8-K, as well as in our Form 10-Q filed on Sept. 6, 2012 and investors are referred to those SEC reports for information concerning those matters. The forward-looking statements made in this release are made only as of the date of this release, and Walmart undertakes no obligation to update them to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended October 31,			Nine Months Ended October 31,
(Amounts in millions except per share data)	2012	2011	Percent Change	2012	2011	Percent Change
Revenues:
Net sales	$113,204	$109,516	3.4%	$339,010	$321,569	5.4%
Membership and other income	725	710	2.1%	2,233	2,212	0.9%

Total Revenue	113,929	110,226	3.4%	341,243	323,781	5.4%

Cost of sales	85,517	82,591	3.5%	256,360	242,538	5.7%
Operating, selling, general and administrative expenses	22,296	21,757	2.5%	65,682	63,086	4.1%

Operating income	6,116	5,878	4.0%	19,201	18,157	5.7%

Interest:
Debt	522	528	-1.1%	1,512	1,544	-2.1%
Capital leases	68	72	-5.6%	206	218	-5.5%
Interest income	(43)	(65)	-33.8%	(131)	(131)	0.0%

Interest, net	547	535	2.2%	1,587	1,631	-2.7%

Income from continuing operations before income taxes	5,569	5,343	4.2%	17,614	16,526	6.6%

Provision for income taxes	1,744	1,842	-5.3%	5,734	5,510	4.1%

Income from continuing operations	3,825	3,501	9.3%	11,880	11,016	7.8%
Loss from discontinued operations, net of tax	—	(8)	-100.0%	—	(36)	-100.0%

Consolidated net income	3,825	3,493	9.5%	11,880	10,980	8.2%
Less consolidated net income attributable to noncontrolling interest	(190)	(157)	21.0%	(487)	(444)	9.7%

Consolidated net income attributable to Walmart	$3,635	$3,336	9.0%	$11,393	$10,536	8.1%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$3,825	$3,501	9.3%	$11,880	$11,016	7.8%
Less consolidated net income attributable to noncontrolling interest	(190)	(157)	21.0%	(487)	(444)	9.7%

Income from continuing operations attributable to Walmart	$3,635	$3,344	8.7%	$11,393	$10,572	7.8%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$1.08	$0.97	11.3%	$3.37	$3.04	10.9%
Basic income per common share from discontinued operations attributable to Walmart	—	—	—	—	(0.01)	-100.0%

Basic net income per common share attributable to Walmart	$1.08	$0.97	11.3%	$3.37	$3.03	11.2%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$1.08	$0.97	11.3%	$3.35	$3.03	10.6%
Diluted income per common share from discontinued operations attributable to Walmart	—	(0.01)	-100.0%	—	(0.01)	-100.0%

Diluted net income per common share attributable to Walmart	$1.08	$0.96	12.5%	$3.35	$3.02	10.9%

Weighted-average number of common shares:
Basic	3,364	3,445		3,385	3,473
Diluted	3,379	3,458		3,400	3,487

Dividends declared per common share	$—	$—		$1.59	$1.46

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

(Amounts in millions)	October 31, 2012	January 31, 2012	October 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$8,643	$6,550	$7,063
Receivables, net	5,567	5,937	4,757
Inventories	47,487	40,714	44,340
Prepaid expenses and other	1,654	1,685	3,227
Current assets of discontinued operations	80	89	89

Total current assets	63,431	54,975	59,476

Property and equipment:
Property and equipment	163,011	155,002	151,638
Less accumulated depreciation	(50,450)	(45,399)	(43,909)

Property and equipment, net	112,561	109,603	107,729

Property under capital leases:
Property under capital leases	5,900	5,936	5,860
Less accumulated amortization	(3,208)	(3,215)	(3,197)

Property under capital leases, net	2,692	2,721	2,663

Goodwill	20,572	20,651	20,409
Other assets and deferred charges	6,562	5,456	4,967

Total assets	$205,818	$193,406	$195,244

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$8,740	$4,047	$9,594
Accounts payable	40,272	36,608	37,555
Dividends payable	1,381	—	1,305
Accrued liabilities	18,536	18,154	16,890
Accrued income taxes	1,010	1,164	382
Long-term debt due within one year	6,550	1,975	1,470
Obligations under capital leases due within one year	331	326	321
Current liabilities of discontinued operations	25	26	27

Total current liabilities	76,845	62,300	67,544

Long-term debt	38,872	44,070	44,872
Long-term obligations under capital leases	2,964	3,009	2,979
Deferred income taxes and other	8,044	7,862	8,085
Redeemable noncontrolling interest	492	404	373

Commitments and contingencies

Equity:
Common stock	336	342	344
Capital in excess of par value	3,861	3,692	3,425
Retained earnings	70,256	68,691	64,769
Accumulated other comprehensive income (loss)	(562)	(1,410)	(1,375)

Total Walmart shareholders’ equity	73,891	71,315	67,163
Noncontrolling interest	4,710	4,446	4,228

Total equity	78,601	75,761	71,391

Total liabilities and equity	$205,818	$193,406	$195,244

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Nine Months Ended
	October 31,
(Amounts in millions)	2012	2011
Cash flows from operating activities:
Consolidated net income	$11,880	$10,980
Loss from discontinued operations, net of tax	—	36

Income from continuing operations	11,880	11,016
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	6,322	6,067
Deferred income taxes	279	1,342
Other	81	25
Changes in certain assets and liabilities, net of effects of acquisitions:
Accounts receivable	501	499
Inventories	(6,459)	(7,357)
Accounts payable	3,545	3,417
Accrued liabilities	(82)	(2,305)
Accrued taxes	(160)	210

Net cash provided by operating activities	15,907	12,914

Cash flows from investing activities:
Payments for property and equipment	(8,921)	(9,543)
Proceeds from disposal of property and equipment	343	354
Investments and business acquisitions, net of cash acquired	(716)	(3,537)
Other investing activities	(58)	(88)

Net cash used in investing activities	(9,352)	(12,814)

Cash flows from financing activities:
Net change in short-term borrowings	4,700	8,558
Proceeds from issuance of long-term debt	199	5,008
Payment of long-term debt	(639)	(4,265)
Dividends paid	(4,034)	(3,800)
Purchase of Company stock	(4,657)	(4,957)
Other financing activities	(263)	(828)

Net cash used in financing activities	(4,694)	(284)

Effect of exchange rates on cash and cash equivalents	232	(148)

Net increase (decrease) in cash and cash equivalents	2,093	(332)
Cash and cash equivalents at beginning of year	6,550	7,395

Cash and cash equivalents at end of period	$8,643	$7,063

Reconciliations of and Other Information Regarding Non-GAAP Financial Measures

(Unaudited)

(In millions, except per share data)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most nearly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $7.0 billion and $3.4 billion for the nine-months ended Oct. 31, 2012 and 2011, respectively.

Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by other companies to calculate their free cash flow before comparing our free cash flow to that of such other companies.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	For the Nine Months Ended
	October 31,
(Amounts in millions)	2012	2011
Net cash provided by operating activities	$15,907	$12,914
Payments for property and equipment	(8,921)	(9,543)

Free cash flow	$6,986	$3,371

Net cash used in investing activities (1)	$(9,352)	$(12,814)

Net cash used in financing activities	$(4,694)	$(284)

(1)	“Net cash used in investing activities” includes payments for property and equipment, which is also included in our computation of free cash flow.

Calculation of Return on Investment and Return on Assets

Management believes return on investment (“ROI”) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time, as management balances long-term potential strategic initiatives with any possible short-term impacts.

ROI was 18.0 percent and 18.2 percent for the trailing 12 months ended Oct. 31, 2012 and 2011, respectively.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the fiscal year or trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets of continuing operations, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of eight.

ROI is considered a non-GAAP financial measure. We consider return on assets (“ROA”) to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is income from continuing operations for the fiscal year or trailing 12 months divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company’s ROI. As a result, the method used by management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by other companies to calculate their ROI before comparing our ROI to that of such other companies.

Wal-Mart Stores, Inc.

Return on Investment Calculation

	For the Trailing Twelve Months Ended,
	October 31,
(Dollar amounts in millions)	2012	2011
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income	$27,602	$26,161
+ Interest income	163	171
+ Depreciation and amortization	8,385	8,073
+ Rent	2,575	2,253

= Adjusted operating income	$38,725	$36,658

Denominator

Average total assets of continuing operations(1)	$200,447	$190,954
+ Average accumulated depreciation and amortization(1)	50,382	46,040
- Average accounts payable(1)	38,914	36,882
- Average accrued liabilities(1)	17,713	17,204
+ Rent * 8	20,600	18,024

= Average invested capital	$214,802	$200,932

Return on investment (ROI)	18.0%	18.2%

CALCULATION OF RETURN ON ASSETS

Numerator
Income from continuing operations	$17,318	$16,195

Denominator

Average total assets of continuing operations(1)	$200,447	$190,954

Return on asset (ROA)	8.6%	8.5%

	As of October 31,
Certain Balance Sheet Data	2012	2011	2010
Total assets of continuing operations(2)	$205,738	$195,155	$186,753
Accumulated depreciation and amortization	53,658	47,106	44,974
Accounts payable	40,272	37,555	36,208
Accrued liabilities	18,536	16,890	17,518

(1)	The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.
(2)	Based on continuing operations only and therefore excludes the impact of discontinued operations. Total assets as of Oct. 31, 2012, 2011 and 2010 in the table above exclude assets of discontinued operations that are reflected in the Condensed Consolidated Balance Sheets of $80 million, $89 million and $137 million, respectively.

Constant Currency

In discussing our operating results, we sometimes refer to the impact of changes in currency exchange rates that we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior year period’s currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, we are referring to our operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better our underlying performance without the effects of currency exchange rate fluctuations or acquisitions.

The table below reflects the calculation of constant currency for net sales and operating income for the three and nine months ended Oct. 31, 2012, respectively.

	Three Months Ended October 31, 2012				Nine Months Ended October 31, 2012
	International		Consolidated		International		Consolidated
		Percent		Percent		Percent		Percent
(Amounts in millions)	2012	Change	2012	Change	2012	Change	2012	Change
Net sales
As reported	$33,159	2.4%	$113,204	3.4%	$97,252	7.6%	$339,010	5.4%
Currency exchange rate fluctuations (1)	1,670		1,670		4,662		4,662

	34,829		114,874		101,914		343,672
Net sales from acquisitions	—		—		(3,774)		(3,774)

Constant currency net sales	$34,829	7.6%	$114,874	4.9%	$98,140	8.6%	$339,898	5.7%

Operating income
As reported	$1,455	4.8%	$6,116	4.0%	$4,258	9.6%	$19,201	5.7%
Currency exchange rate fluctuations (1)	29		29		189		189

	1,484		6,145		4,447		19,390
Operating income from acquisitions	—		—		(53)		(53)

Constant currency operating income	$1,484	6.8%	$6,145	4.5%	$4,394	13.1%	$19,337	6.5%

(1)	Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

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